Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to MaxCyte, Inc. 2021 Employee Stock Purchase Plan and 2022 Equity Incentive Plan of our report dated March 11, 2025, with respect to the consolidated financial statements of MaxCyte Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ CohnReznick LLP

Tysons, Virginia

August 26, 2025